Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

Fluor Announces Leadership Changes

IRVING, Texas (August 5, 2024) – Fluor Corporation (NYSE: FLR) announced last Friday during its second quarter earnings call the appointments of a new Chief Operating Officer (COO) and Chief Legal Officer (CLO), effective today.

Jim Breuer has been appointed to the newly created position of COO. In this capacity, Breuer will drive a more holistic view of Fluor's markets, strengths and needs in project delivery and talent allocation across the company's three business segments – Energy Solutions, Mission Solutions and Urban Solutions.

Kevin Hammonds has been appointed CLO, succeeding John Reynolds, who will retire from the company after nearly 40 years of service. Reynolds will remain as Corporate Secretary to Fluor's Board of Directors until May 2025.

"I could not be more pleased with the progress we have made over the past few years under our building a better future strategy," said David E. Constable, Chairman and Chief Executive Officer of Fluor. "As we wrap up the first chapter of this strategy, it’s time to develop plans for the next chapter, including maximizing opportunities in growth markets, remaining laser focused on execution, generating consistent operating cash flow and continuing to develop the company’s most important resource, our people.”

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 34,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on X, LinkedIn, Facebook and YouTube.
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